UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 26, 2021

Date of Report (date of earliest event reported)

AMBARELLA, INC.

(Exact name of Registrant as specified in its charter)

Cayman Islands	001-35667	98-0459628
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

3101 Jay Street

Santa Clara, CA 95054

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 734-8888

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, $0.00045 par value	AMBA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Fiscal Year 2022 Annual Bonus Plan

On February 26, 2021, the Board of Directors (the “Board”) of Ambarella, Inc. (the “Company”) approved, upon recommendation of the Compensation Committee of the Board of Directors (the “Compensation Committee”), a Fiscal Year 2022 Annual Bonus Plan (the “FY2022 Bonus Plan”). The Company’s executive team members, including named executive officers Feng-Ming Wang, Kevin (Casey) Eichler, Les Kohn, Christopher Day and Yun-Lung (Michael) Chen (collectively, the “NEOs”), are eligible to participate in the FY2022 Bonus Plan. The FY2022 Bonus Plan establishes an aggregate target bonus pool that is approximately 22% larger than the target bonus pool under the fiscal year 2021 bonus plan. The actual aggregate amount of the bonus pool under the FY2022 Bonus Plan will be determined by the Compensation Committee or the Board of Directors following completion of the fiscal year 2022 based upon the Company’s fiscal year 2022 performance against revenue, operating profit, and certain non-financial operational objectives established by the Board of Directors. The performance weightings for the executive management team are 1/3 for the revenue metric, 1/3 for the operating profit metric and 1/3 for the non-financial operational objectives. On-target performance is intended to result in an aggregate bonus pool payout at target levels. Above target performance is intended to result in aggregate bonus pool payouts above target levels, with a maximum payout equal to 150% of the annual targeted bonus pool payout, absent approval otherwise by the Board of Directors. Failure to exceed threshold performance levels will result in no funding of the bonus pool, while performance between threshold and target levels will result in bonus pool funding by liner interpolation. The Compensation Committee and the Board of Directors have discretion to individually apportion from such bonus pool and pay bonuses, if any, to individual executives that are based on achievement of corporate goals and individual objectives. Any bonus plan payouts will be made no later than two and one-half months following the end of the Company’s fiscal year 2022, and generally are subject to continued employment through the payment date. The Compensation Committee and the Board of Directors have discretion to reduce, eliminate or increase the size of the bonus pool and the individual bonuses.

Fiscal Year 2021 Annual Bonus Plan Payout

On February 26, 2021, the Company’s Board approved, upon recommendation of the Compensation Committee, payouts to the Company’s executive management team, including NEOs, under the Company’s Fiscal Year 2021 Annual Bonus Plan (the “FY2021 Bonus Plan”). Funding of the FY2021 Bonus Plan pool was based upon the Company’s fiscal year 2021 performance against revenue, operating profit, and certain non-financial operational objectives established by the Board of Directors. The relative performance weightings of these metrics was 1/3 for the revenue metric, 1/3 for the operating profit metric and 1/3 for the non-financial operational objectives. The Company’s fiscal year 2021 performance exceeded the target levels for the operating profit and non-financial operational objectives metrics, but was slightly lower than the revenue target, which would have resulted in a funding of the executive bonus pool at a level of 129% of target. However, based upon recommendation from the Compensation Committee, following input from the executive management team, a portion of the executive bonus pool was transferred to a bonus pool allocated to the Company’s non-executive employees. As a result of this reallocation from executives to non-executive employees, the executive bonus pool was funded at a level of 113.6% of target. The NEOs were awarded the following bonus awards: Fermi Wang - $500,000; Leslie Kohn - $250,000; Casey Eichler - $188,000; Michael Chen - $92,880; and Christopher Day - $90,000. The bonus awards will be paid out to the NEOs in March 2021 in the form of fully-vested stock awards, subject to their continued employment through the grant date.

Fiscal Year 2022 Annual Base Salary Increases

On February 26, 2021, the Company’s Board approved increases to the annual base salaries of our NEOs for fiscal year 2022, effective as of February 1, 2021. Dr. Wang’s annual salary was increased to $550,000, an increase of 45% over fiscal year 2021. The annual salaries of our other NEOs were increased 3.3%, consistent with the increase for the Company’s general employee population.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 4, 2021	Ambarella, Inc.

/s/ Kevin C. Eichler
Kevin C. Eichler Chief Financial Officer